NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE MKT LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 27, 2014, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 9, 2014 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Nuveen Massachusetts Dividend Advantage Municipal Fund and Nuveen Massachusetts Premium Income Municipal Fund became effective before the opening on June 9, 2014. Each Common Share of Beneficial Interest was exchanged for 0.99141407 of a Common Share of Beneficial Interest of Nuveen Massachusetts Premium Income Municipal Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 9, 2014.